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                                                                    EXHIBIT 11.1

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
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
                                                   THREE MONTHS ENDED DECEMBER 31, 1999
                                                  ---------------------------------------
                                                     NUMBER        PERCENT     EQUIVALENT
                                                    OF SHARES    OUTSTANDING     SHARES
                                                  -----------    -----------   -----------
COMMON STOCK
   From Founders' Stock                             2,300,000      100.00%      2,300,000
   Stock Options Exercised                          1,316,931       92.82%      1,222,319
   Preferred Stock Converted to Common Stock       15,310,943      100.00%     15,310,943
   1994 Common Stock Offerings                     11,242,857      100.00%     11,242,857
   1995 Common Stock Offerings                      4,323,874      100.00%      4,323,874
   1996 Common Stock Offering                       6,000,000      100.00%      6,000,000
   1999 Treasury Stock Transaction                     (6,588)      43.47%         (2,864)
   Employee Stock Purchase Plan Shares Issued         145,737       87.55%        127,598
   Warrants Exercised                                 130,513      100.00%        130,513
                                                  -----------                 -----------
                                                   40,764,267                  40,655,240

WEIGHTED AVERAGE SHARES OUTSTANDING                                            40,655,240

NET LOSS                                                                      (25,072,717)

NET LOSS PER SHARE                                                            $     (0.62)
                                                                              ===========
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